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Exhibit 3.5

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
QWEST CAPITAL FUNDING, INC.

        Pursuant to Section 7-110-107 of the Business Corporation Act of the State of Colorado, the undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

FIRST:	The name of the corporation is Qwest Capital Funding, Inc. (the "Corporation").
SECOND:
The following Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors and the shareholders of the Corporation on November 4, 2002. The number of shares voted for the Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the amendment and restatement was sufficient for approval of that voting group.
THIRD:	The text of the Articles of Incorporation shall be amended and restated to read in its entirety as follows:

ARTICLE I
Name

        The name of the Corporation is Qwest Capital Funding, Inc.

ARTICLE II
Authorized Capital

        The Corporation shall have authority to issue one (1) share of common stock (the "Common Stock"), which shall be without par value and which shall have unlimited voting rights and, subject to the rights of holders of preferred stock, shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE III
Agent—Offices

        A.    Registered Agent.    The street address of the registered office of the Corporation is 1675 Broadway, Denver, Colorado 80202, and the name of its registered agent at that address is The Corporation Company.

        B.    Principal Office.    The address of the Corporation's principal office is 1801 California Street, Suite 5100, Denver, Colorado 80202.

ARTICLE IV
Purpose—Powers

        A.    Purpose.    The purpose for which the Corporation is organized is to transact any lawful business or businesses.

        B.    Powers.    The Corporation shall have and may exercise all powers and rights granted or otherwise provided, including, but not limited to, all powers necessary or convenient to effect the Corporation's purpose.

ARTICLE V
Preemptive Rights

        No shareholder of the Corporation shall be entitled as of right to acquire additional unissued shares of the Corporation or securities convertible into such shares or carrying a right to subscribe for or to acquire such shares.

ARTICLE VI
Board of Directors

        The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors which shall consist of one or more members, with the number of directors fixed by the bylaws of the Corporation. The directors shall be elected at each annual meeting of the shareholders, provided that vacancies may be filled by election by the remaining directors, though less than a quorum, or by the shareholders at a special meeting called for that purpose. Despite the expiration of his or her term, a director continues to serve until his or her successor is elected and qualifies.

ARTICLE VII
Cumulative Voting

        Cumulative voting shall not be permitted in the election of directors.

ARTICLE VIII
Limitation on Director Liability

        There shall be no personal liability, either direct or indirect, of any director of the Corporation to the Corporation or to its shareholders for monetary damages for any breach or breaches of fiduciary duty as a director; except that this provision shall not eliminate the liability of a director to the Corporation or to its shareholders for monetary damages for any breach, act, omission or transaction as to which the Colorado Business Corporation Act or any successor law (as in effect from time to time) prohibits expressly the elimination of liability. This provision shall not eliminate the liability of a director to the Corporation or to its shareholders for monetary damages for any act or omission occurring prior to the date when this provision becomes effective (which is the date of the Corporation's incorporation). This provision shall not limit the rights of directors of the Corporation for indemnification or other assistance from the Corporation. Any repeal or modification of the foregoing provisions of this Article shall not affect adversely any elimination of liability, right or protection of a director of the Corporation with respect to any breach, act, omission or transaction of such director occurring prior to the time of such repeal or modification.

ARTICLE IX
Indemnification

        The Corporation may indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against any liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of the Corporation or, while serving as a director, officer, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan to the extent and in the matter provided in any bylaw, resolution of the directors, resolution of the shareholders, contract, or otherwise, so long as such indemnification is legally permissible.

ARTICLE X
Quorum and Voting Requirements for Shareholders' Meetings

        A.    Quorum.    A majority of the outstanding shares of Common Stock shall constitute a quorum at any meeting of shareholders.

        B.    Voting.    Except as is otherwise required by the Colorado Business Corporation Act or any successor law (as in effect from time to time), action on a matter other than the election of directors is approved if a quorum exists and if the votes of the outstanding shares of Common Stock cast favoring the action exceed the votes cast opposing the action.

        IN WITNESS WHEREOF, Qwest Capital Funding, Inc. has caused these Amended and Restated Articles of Incorporation to be duly executed as of the 4th day of November, 2002.

QWEST CAPITAL FUNDING, INC.
By:	/s/ YASH A. RANA
Name:	Yash A. Rana
Title:	Assistant Secretary

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  Exhibit 3.5
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF QWEST CAPITAL FUNDING, INC.
ARTICLE I Name
ARTICLE II Authorized Capital
ARTICLE III Agent—Offices
ARTICLE IV Purpose—Powers
ARTICLE V Preemptive Rights
ARTICLE VI Board of Directors
ARTICLE VII Cumulative Voting
ARTICLE VIII Limitation on Director Liability
ARTICLE IX Indemnification
ARTICLE X Quorum and Voting Requirements for Shareholders' Meetings